Exhibit 99.1

For Further Information Contact:
Kimberly King, (310) 231-4123 or
kking@kbhome.com

FOR IMMEDIATE RELEASE

KB Home Extends Expiration of
Registered Exchange Offer to June 16, 2004

     LOS ANGELES, June 11, 2004 — KB Home (NYSE: KBH) today announced that it has extended the expiration date of its offer to exchange up to $250,000,000 in aggregate principal amount of its 53/4% Senior Notes due 2014 (Exchange Notes), for an equal amount of its privately placed 53/4% Senior Notes due 2014 (Original Notes) to June 16, 2004. As of 5:00 p.m. (EST) yesterday, June 10, 2004, the original expiration date of the exchange offer, approximately $246,591,000 (or about 98.6% of such Original Notes) in aggregate principal amount of Original Notes had been tendered for exchange.

     KB Home will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the new expiration date of the exchange offer at 5 p.m. (EST) on Wednesday, June 16, 2004, unless extended. KB Home does not currently intend to extend the exchange offer any further.

     The Exchange Notes are substantially identical to the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and will not bear any legend restricting their transfer.

     The terms of the exchange offer and other information relating to KB Home are set forth in a prospectus dated May 12, 2004. Copies of the prospectus and the related letter of transmittal may be obtained from SunTrust Bank, which is serving as the exchange agent for the exchange offer. SunTrust Bank’s address, telephone and facsimile numbers are as follows:

SunTrust Bank
Corporate Trust Division
25 Park Place, N.E.
24th Floor
Atlanta, Georgia 30303-2900
Telephone: (404) 588-7067
Fax: (404) 588-7335

     This announcement is neither an offer to sell nor a solicitation of an offer to buy or exchange the Exchange Notes or the Original Notes. The exchange offer is made solely by KB Home’s prospectus dated May 12, 2004, including any supplements thereto.

     Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered homes to 27,331 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.)